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                                                                     EXHIBIT 3.9


                              ARTICLES OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           MOBILITY ELECTRONICS, INC.

                     Pursuant to Section 242 of the Delaware
                             General Corporation Law

     Mobility Electronics, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby adopts these Articles of Amendment (the "Articles of Amendment"), which amend its Certificate of Incorporation and all amendments thereto that are in effect immediately prior hereto (the "Certificate of Incorporation"), as described below, and does hereby further certify that:


     FIRST: The name of the Corporation is Mobility Electronics, Inc.


     SECOND: The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendments to the Certificate of Incorporation as described herein, and the Corporation's stockholders duly adopted such amendments, all in accordance with the provisions of Sections 242 and 222 of the DGCL.


     THIRD: The amendments to the Certificate of Incorporation effected by these Articles of Amendment are (i) an amendment to decrease the number of authorized shares of capital stock of the Corporation and (ii) an amendment to split, reclassify and convert each share of Common Stock, par value $0.01 per share (the "Old Common Stock"), of the Corporation that is outstanding on the date of, and immediately prior to, the filing of these Articles of Amendment and all rights in respect thereof, into .5 share of Common Stock, par value $0.01 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described in these Articles of Amendment.


     FOURTH: The Certificate of Incorporation of the Corporation is hereby amended to effect the decrease in the number of authorized shares of capital stock by amending the first paragraph of Article 4.A to read, in its entirety, as follows:


          "4.A. General. The aggregate number of shares of capital stock that the Corporation will have authority to issue is 105,000,000, 90,000,000 of which will be shares of common stock, having a par value of $0.01 per share, and 15,000,000 of which will be preferred stock, having a par value of $0.01 per share."


     FIFTH: The Certificate of Incorporation of the Corporation is hereby amended to effect the conversion of each share of the Old Common Stock into the right to receive .5 share of the New Common Stock by amending Article 4.A by adding a new third paragraph that reads, in its entirety, as follows:


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     "Simultaneously with the effective date of this amendment (the "Effective
Date"), each share of Common Stock, $0.01 par value per share (the "Old Common Stock"), of the Corporation, issued and outstanding immediately prior to the Effective Date and each such share of Old Common Stock held in the Corporation's treasury shall automatically and without any action on the part of the holder thereof be reclassified as and changed into .5 share of the Common Stock, par value $0.01 per share (the "New Common Stock"), of the Corporation; provided, however, that no certificate or scrip representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a stockholder of the Corporation. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender of the Old Certificates to the Secretary of the Corporation for cancellation, a certificate or certificates representing the number of whole shares of the New Common Stock (the "New Common Certificates") into which and for which the shares of the Old Common Stock, formerly represented by the Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, the Old Certificates shall represent only the right to receive the New Common Certificates pursuant to the provisions hereof. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of shares of New Common Stock for which New Common Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Secretary of the Corporation determines that a holder of Old Certificates has not tendered all of such holder's certificates for exchange, the Secretary of the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that not more than one share of New Common Stock shall be issued to any holder in respect of fractional interests. If any New Common Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Secretary of the Corporation that such taxes are not payable. From and after the Effective Time, the total amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."


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     SIXTH: These Articles of Amendment to the Certificate of Incorporation
shall be effective as of March 30, 2000.


     SEVENTH: These Articles of Amendment to the Certificate of Incorporation were duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Sections 242 and 222 of the DGCL.


     IN WITNESS WHEREOF, Mobility Electronics, Inc. has caused these Articles of Amendment to the Certificate of Incorporation to be executed by its President and attested by its Secretary this 31 day of March, 2000.


                                   MOBILITY ELECTRONICS, INC.


                                   By: /s/ CHARLES R. MOLLO
                                       -----------------------------------------
                                        Charles R. Mollo, President


ATTEST:

By: /s/ RICHARD F. DAHLSON
    -------------------------------
     Richard F. Dahlson, Secretary


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